Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statement Nos. 333-218211, 333-204452 and 333-182360 on Form S-8 and Registration Statement No. 333-216983 on Form S-3 of our report dated November 1, 2018 with respect to the consolidated financial statements of Big Muddy Bancorp, Inc. and subsidiaries, appearing in the Form S-4 (No. 333-228117) of Eagle Bancorp Montana, Inc. filed with the Securities and Exchange Commission on November 1, 2018, as amended.

/s/ Moss Adams LLP

Spokane, Washington

January 7, 2019